Exhibit 10.1.15

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT A CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION: [***].

IRIDIUM VALUE ADDED MANUFACTURER AGREEMENT

THIS IRIDIUM VALUE ADDED MANUFACTURER AGREEMENT is dated as of January 20, 2003 (hereinafter the “Agreement”), and is by and between Iridium Satellite LLC, having its principal place of business at 1600 Wilson Boulevard, Suite 1000, Arlington, VA 22209 USA (“LLC”), and AirCell, Inc., having its principal place of business at 1172 Century Drive, Suite 280B, Louisville, CO 80027 (“VAM”).

Whereas, LLC has certain rights to distribute subscriber equipment that is capable of communicating over the Iridium Communications System;

Whereas, VAM is desirous of purchasing subscriber equipment from LLC for the purpose of integrating said equipment as part of an Iridium voice and/or data product as part of a vertical market targeted solution, thereby providing unique solutions for commercial resale;

Whereas, LLC desires to so authorize VAM.

Now, Therefore, in consideration of the mutual agreements and understandings herein contained, the parties hereto agree as follows:

1.	Certain Definitions

In addition to terms defined throughout this Agreement, as used herein the following terms shall have the following respective meanings:

“Affiliate” means, with respect to the Parties, any company, firm, joint venture, partnership, or other entity of which either Party directly or indirectly owns or controls the power to vote a majority of the voting rights or over which either Party directly or indirectly has the power to exercise a controlling influence.

“Certification Letter” means LLC’s written approval authorizing the commercial sale and use of the Product for accessing the Iridium Communications System as further defined in Exhibit B.

“Confidential Information” means any confidential or proprietary information of either party that is clearly identified as “confidential” and/or “proprietary” by the disclosing party.

“Default” shall include (i) the execution of an assignment for the benefit of creditors or the seeking of relief by either party hereto under any bankruptcy or similar debtor relief laws or (ii) the failure by VAM or LLC, as the case may be, to materially perform or observe any term hereunder, which failure has not been cured within thirty (30) days of the date of receipt of written notice of such failure from the complaining party.

“Effective Date” means the date first above written in this Agreement.

“End User” means the Person who enters into an agreement with a Service Provider for the right to access and use the Iridium Services with VAM’s Product.

“Government” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Intellectual Property” or “IP” means the rights in trade secrets, know-how, discoveries, improvements, inventions, technical data, writings, software in whatever form and Confidential Information, patents, invention certificates and applications therefor, and copyrights and mask works and applications therefor.

“Iridium Communications System” means the complete integrated satellite-based, digitally-switched communication system being operated and maintained by LLC.

“Iridium Communications Equipment” or “ICE” means the individual equipment (including, but not limited to: Satellite Series (SS) 9500 Data Module, SS 9522 Sebring, antennae, cables and other related accessories) used by VAM for purposes of integrating into a Product to initiate and/or receive communications through the Iridium Communications System.

“Iridium Services” means the Iridium mobile satellite communication services as offered from time to time by LLC.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Government.

“Product” The unique value added product or application developed by VAM under this Agreement for commercial sale.

“Service Provider A nonexclusive provider of Iridium mobile satellite communication services to end users.

“SIM” means a Subscriber Identity Module which contains customer information and, when used with an Iridium-certified Product, enables access to the Iridium Communications System.

2.	Appointment as VAM

A.	LLC hereby appoints VAM as an authorized, non-exclusive reseller for LLC’s ICE, in the form of Product(s), on a global basis and for those vertical markets in which VAM is authorized to sell the Products as further defined below.

B.	VAM has been selected to enter into this Agreement based upon VAM’s experience, capability and unique market position relevant to the following vertical market and or applications: air to ground communications.

C.	VAM acknowledges that its right to resell the ICE under this Agreement is non-exclusive, and that, subject to the terms of this Agreement, LLC reserves the right to sell and distribute ICE to any customers in the world, and to appoint any third party to do so, without giving VAM notice thereof and without incurring any liability to VAM therefor.

3.	VAM Obligations

A.	[***].

B.	VAM shall purchase ICE from LLC in accordance with LLC’s published Product Sales Terms which are in effect as of the date of VAM’s order for ICE. LLC’s current Product Sales Terms will be published on the Iridium extranet available to VAM. Iridium may, from time to time and in its sole discretion, publish revisions to the Product Sales Terms and such revisions shall be in effect immediately upon their publication. Exhibit A identifies ICE which is available for purchase by VAM.

C.	VAM shall be responsible for the design, development, supply, production, test, certification and performance of the Product in accordance with the terms of this Agreement.

D.	Products shall be developed by VAM in accordance with commercially reasonable product engineering standards and shall generally address the following activities:

1.	engineering design and analysis activities – VAM shall perform engineering design and analysis activities as necessary to develop and specify the form, features and operations of the Product;

2.	preparation of controlling drawings and specifications – VAM shall develop and maintain Product documentation sufficient to define and control the Product, including bill of materials, fabrication drawings, assembly drawings, shipping specifications, and assembly instructions;

3.	preparation of detailed verification and test plans – VAM shall implement a performance verification process comprised of integrated system and sub-system level tests. VAM’s integrated test procedure shall contain a test verification matrix that shows verification method, test phase, and test procedure for each defined product requirement;

4.	product labeling – VAM shall plan for external packaging of the Product which carries the Iridium brand and International Mobile Equipment Identity (IMEI) labeling. In lieu of IMEI labeling, VAM may have a simple method of extracting the IMEI over the serial interface. LLC shall have the right to approve VAM’s application of the Iridium brand on the Product, which approval shall not be unreasonably withheld.

5.	quality system – VAM shall follow a quality assurance program which addresses VAM’s quality organizational structure, processes, procedures and controls as applicable throughout the Product development and manufacturing effort. At LLC’s request, a written quality assurance plan documenting VAM’s standard quality practices shall be submitted to LLC for review.

6.	certification of the Product – VAM shall work with LLC to certify the Product for operation on the Iridium Communications System as further specified in Exhibit B;

7.	industry and country certifications/approvals – VAM shall obtain all regulatory certifications as well as all country-by-country type approvals as necessary for the distribution and sale of the Product in the markets where LLC is authorized for distribution, sale and operation;

8.	[***]

E.

VAM shall be responsible for marketing and distributing Product subject to the terms of this Agreement. VAM will advertise and/or promote the Product(s) in a commercially reasonable manner and will transmit Product information and promotional materials to its customers as reasonably necessary. In carrying out its responsibilities hereunder, VAM will conduct itself in an ethical and lawful manner, will exercise its best efforts to achieve a high level of customer satisfaction, and will do nothing to bring the reputation of LLC into disrepute.

F.	VAM shall provide Regular Reports to LLC as specified in Exhibit C hereto.

G.	VAM shall acquire the written consent of LLC prior to making any media releases, public announcements and/or public disclosures relating to this Agreement or the subject matter hereof, including, without limitation, promotional or marketing material referring to the Iridium Communications System. During the term of this Agreement, LLC may use and publish VAM’s name in conjunction with its announcement and/or publication of participants in the LLC VAM program. Upon the agreement of the Parties, either Party may provide collateral marketing materials to the other Party from time to time as available.

H.	As requested by LLC, VAM shall provide electronic versions of Product documentation to LLC for Internet publication. LLC’s Internet presence includes a public commercial Internet website and a secure private “extranet” website which is accessible by LLC authorized Service Providers, suppliers and advertising/ public relations representatives. VAM provided Product documentation for Internet publication will include, but not be limited to: Product data sheets, Product user guide, trouble shooting Information, Frequently Asked Questions (FAQs), Product advisories, training materials, and other applicable documentation as requested by LLC.

I.	With each Product sold, VAM shall provide adequate product materials to assure ease of use of the product by the ultimate end user, including a user manual, installation manual, warranty service plan, and troubleshooting and repair documentation. These materials shall comply with LLC branding guidelines as described in Article 5.4.

J.	VAM shall plan for and provide reasonable training in the sale and/or use of the Product to LLC, LLC’s authorized Service Providers and/ or end users, as applicable.

K.	VAM shall offer its customers a warranty for the Product that provides [***].

L.	VAM shall provide, at its expense, reasonable support and technical assistance in the sale and/or use of the Product to LLC, LLC’s authorized Service Providers (as applicable) and end users, all as further defined in Exhibit D.

4.	LLC Obligations

A.	During the development, test and certification of the Product, LLC shall provide; (a) interface documentation for the ICE; (b) reasonable technical support by telephone and/or email as required for VAM to integrate and test the Product, up to a maximum of 80 hours of free support; and (c) airtime on the Iridium Communications System as required for certification of the Product. LLC will make ground-based testing facilities available to VAM as deemed necessary by LLC based upon the amount of new development incorporated in the Product.

B.	If requested by VAM and on a Time and Materials basis, LLC shall provide additional technical support beyond the 80 free hours specified in Article 4.A above. This support shall be provided by telephone and/or email following LLC’s receipt of a written authorization from VAM for the performance of such efforts. LLC will bill technical support provided as follows:

[***].

C.	VAM will purchase SIM cards directly from the SIM card vendor or, with LLC’s prior agreement, directly from LLC. LLC will provide the Mobile Subscriber Integrated Services Digital Network (MSISDN) numbers as are reasonably required by VAM to meet its anticipated End User base.

[***].

5.	Billing and Method of Payment

A.	Payment Terms: LLC shall provide VAM with an invoice in US dollars due for the provision of VAM fees specified herein and VAM shall pay the full amount of such invoice in US dollars by electronic funds transfer, or by any other method which has been mutually agreed to by LLC and VAM in writing, within thirty (30) calendar days of the date of transmittal of such invoice.

B.	Late Payment/Priority of Payments: Any amounts remaining unpaid after thirty (30) calendar clays of the date of transmittal of an invoice shall be subjected to an additional late fee which shall be equivalent to 18% per annum of the overdue balance. All pigments made by VAM shall be applied in the following priority: (I) late fees; (ii) overdue amounts; and (iii) remaining balance. The failure of VAM to pay any sum owed hereunder within thirty (30) calendar days after date of transmittal of an invoice, and the continuance thereof for ten (10) calendar days after written notice has been given by LLC to VAM, shall constitute a default of this Agreement and shall entitle LLC to terminate this Agreement at any time thereafter upon written notice to VAM.

C.	Price: Fees payable by VAM are specified in Articles 3.A and 4.B above. [***].

7.	Term of Agreement

This Agreement shall become effective upon the Effective Date and shall continue for twelve months. This Agreement shall thereafter renew for successive twelve-month terms unless terminated by either party by giving at least ninety (90) days’ prior written notice to the other prior to the commencement of any renewal term.

8.	Intellectual Property

A.	LLC owns and controls the use of the Iridium brands and trademarks. LLC authorizes VAM and its distributors to use LLC’s current or future brands and/or trademarks in accordance with and subject to the Iridium Corporate Identity Guidelines: Co-Branding Graphic Standards for Iridium Service Providers to be published from time to time by LLC. This right of use may only be implemented by VAM in its development, production, promotion and sale of Products.

B.

VAM shall notify LLC without delay of any alleged third-party infringements of Iridium brands or trademarks, and VAM shall assist LLC in any action taken by LLC against such infringements, provided that VAM has or had contractual relations with such third parties.

LLC hereby agrees to indemnify VAM against all claims and proceedings and reasonable expenses arising from infringement or alleged infringement of any third party’s intellectual property rights by reason of VAM’s exercising its rights under this Agreement to use LLC brands and trademarks and to provide Products. As a condition of this indemnity VAM must: notify LLC promptly in writing of any allegations of infringement; make no admissions relating to the infringement or allegation of infringement; allow LLC to conduct all negotiations and proceedings and give LLC all reasonable assistance in doing so. LLC will pay VAM’s reasonable expenses for such assistance.

C.	All rights, title and interest to all technology, technical information, trade secrets, computer software or other copyrightable material or proprietary information and inventions, patent applications, and patents incorporated in the ICE are and shall remain the sole and exclusive property of LLC or its suppliers of the ICE, and no rights therein are granted to VAM.

D.	All rights, title and interest to all technology, technical information, trade secrets, computer software or other copyrightable material or proprietary information and inventions, patent applications, and patents developed by VAM during the course of this Agreement and incorporated into the Product are and shall remain the sole and exclusive property of VAM, and no rights therein are granted to LLC.

E.	VAM hereby agrees to indemnify LLC against all claims and proceedings and reasonable expenses arising from infringement or alleged infringement of any third party’s intellectual property rights arising from the sale, distribution or use of the Product. As a condition of this indemnity, LLC must: notify VAM promptly in writing of any allegations of infringement; make no admissions relating to the infringement or allegation of infringement; allow VAM to conduct all negotiations and proceedings and give VAM all reasonable assistance in doing so.

9.	Relationship of Parties

A.	This Agreement shall not constitute nor be construed as: (i) a principal/agent relationship, whether general, special or limited in nature; (ii) a joint venture; (iii) a partnership; (iv) an employment relationship; or (v) a franchise.

B.	In performing any obligation created under this Agreement, the Parties agree that each Party is acting as an independent contractor and not as an employee or agent of the other Party. Neither Party has any authority hereunder to assume or create any obligation or responsibility, expressed or implied, on behalf or in the name of the other Party or to bind the other Party in any way whatsoever.

C.	There are no implied or other standards of performance, guarantees or warranties except as expressly stated in this Agreement and any express or implied warranties or other terms implied by law, including, but not limited to warranties of merchantability or fitness for any purpose or use are hereby expressly excluded and disclaimed to the fullest extent permitted by law. LLC shall not be liable to VAM, nor shall VAM make any claim against LLC, for injury, loss or damage sustained by reason of any unavailability, delay, faultiness or failure of the facilities and services to be provided by LLC pursuant to this Agreement. VAM agrees that it will include in any agreement to provide Products an explicit commitment on the part of the Service Partner and its end users to waive any right to make any claim against LLC for injury, loss or damage sustained by reason of any unavailability, delay, faultiness or failure of the facilities and services to be provided by LLC hereunder.

D.	In no event shall either party hereto be liable to the other, whether in contract or tort or otherwise, for special, incidental, indirect or consequential damages, including without limitation lost profits or revenues, arising out of or resulting from the performance or non-performance of this Agreement. Neither party’s officers, directors or shareholders or members shall have any personal liability under this Agreement.

10.	Assignment of Rights

A.	VAM shall not assign any of its rights or obligations hereunder to any Person without the prior written consent of LLC, which consent shall not be unreasonably withheld. This prohibition against assignment includes any change in control or ownership of VAM, provided, however, that VAM may assign its interest hereunder to a successor company subject to the ability of the successor company to make a reasonable showing of its ability to fulfill the obligations of VAM hereunder.

B.	LLC may by written notice to VAM assign its interest hereunder, whether by sale of assets, merger or any other form of transfer, provided the assignee or transferee agrees in writing to assume all obligations of LLC hereunder. Further, any assignee, transferee or successor shall have the right to modify or expand the Iridium Services to be provided to End Users as long as such modified or expanded Iridium Services are functionally comparable or superior services to those presently offered by LLC.

11.	Representations and Warranties

Each party to this Agreement warrants that as of the date of execution of the Agreement it has the necessary authority to lawfully enter into and perform its obligations pursuant to this Agreement.

12.	Notices

All notices and other communications provided for in this Agreement shall be in writing and shall be sufficiently given if made (i) by hand delivery or by telecopier and (ii) by reputable express courier service (charges prepaid) or by registered or certified mail (postage prepaid and return receipt requested):

(a)	if to LLC, at the following address: with a copy to:

Iridium Satellite LLC	Iridium Satellite LLC
1600 Wilson Boulevard, Suite 1000	1600 Wilson Boulevard, Suite 1000
Arlington, VA 22209	Arlington, VA 22209
USA	USA
Attn. Drew Uplinger	Attn. Chief Counsel

and (b) if to VAM, at the following address:

Name: AirCell, Inc.
Address: 1172 Century Drive, #280, Louisville, CO 80027
Attn: Robert Seeley

or at such other address as either party shall have furnished in writing to the other. All such notices and other communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five business days after being deposited with a reputable express courier service (charges prepaid); seven business days after being deposited in the mail, postage prepaid, if delivered by mail; and when receipt acknowledged (by a facsimile machine or otherwise), if telecopied.

13.	Confidential Information

A.	The parties agree that, during and after the term of this Agreement, neither party, its Affiliates, employees, agents, or Persons otherwise associated with either party hereto, shall directly or indirectly, without the express prior written consent of the disclosing party, use, furnish, give away, reveal, divulge, make known, sell or transfer in any way Confidential Information of the disclosing party, other than for the performance of its duties hereunder or as outlined in the Non Disclosure Agreement previously executed by the parties (“NDA”).

B.	The parties acknowledge that any Confidential Information, which is covered in this Agreement or the NDA, that has been disclosed to it by the other has been disclosed solely for the performance of its duties hereunder and both parties agree that all Confidential Information provided by the other is the exclusive property of the disclosing party.

C.	Each party agrees that if it is served with any form of legal process that would require disclosure of any Confidential Information, it shall, if permitted by law, before taking any action, immediately notify the other party which shall, in addition to the efforts, if any, of the party so served, have the right to seek to quash or limit the scope of such process. The parties agree to desist from taking any other action which is inconsistent with that of the other.

D.	For the purposes of the Agreement, Information shall not be considered to be Confidential Information if the information is:

1.	in or passed into the public domain other than by breach of this Agreement; or

2.	known to a receiving party prior to the disclosure by a disclosing party; or

3.	disclosed to a receiving party without restriction by a third party having the full right to disclose; or

4.	independently developed by a receiving party to whom no disclosure of Confidential Information relevant to such Information has been made.

14.	Termination

A.	Right to Terminate

Either party may terminate this Agreement at any time with immediate effect by giving notice to the other party if the other party is in Default as defined in this Agreement, and such breach continues uncured for a period of thirty (30) days after notice.

B.	Post Termination Obligations

Upon termination of this Agreement, in addition to its other obligations hereunder, VAM shall promptly discontinue all use of advertising matter, slogans, trademarks, trade names or other marks identified with LLC, shall immediately return to LLC all procedures manuals and related materials provided to VAM by LLC hereunder, and shall not do business under the Iridium name or any confusingly similar name or mark. VAM shall also submit a data file containing complete End User information for all End User contracts.

C.	Remedies Cumulative

It is agreed that the rights and remedies herein provided in case of default or breach by any party are cumulative and shall not affect, except as limited by this Agreement, any remedies that a party may have by reason of such default or breach. The exercise of any right or remedy herein provided shall be without prejudice to the right to exercise any other right remedy provided herein, at law or in equity.

15.	Descriptive Headings

The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

16.	Severability and Waiver

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of the Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be construed as a waiver or deprive that party of the right thereafter to insist upon adherence to that term or any other term of this Agreement.

17.	Dispute Resolution/Arbitration

A.	In the event of any dispute arising under this Agreement, including any allegation of breach and any failure to reach mutual agreement hereunder, the parties shall refer the matter for consideration and solution by the responsible executives of the parties. Either party may commence such proceedings by delivering to the other party a written request for such a meeting. Such request shall describe the dispute and identify the requesting party’s responsible executive for purposes of resolving the dispute. The party receiving such a request shall have seven (7) calendar days to designate its responsible executive for the dispute in writing to the requesting party. The responsible executives shall meet within fifteen (15) calendar days, at such time and place as may be mutually agreed to by the parties. The responsible executives shall use commercially reasonable efforts to resolve the dispute within fourteen (14) days following their meeting.

B.	All controversies, disputes or claims arising out of or relating to this Agreement or breach thereof which has not be amicably settled by the parties shall be finally settled by arbitration held under the rules of the International Chamber of Commerce (hereafter referred to as the Rules). The place or arbitration shall be Washington D.C. The arbitration shall be conducted in the English language by three arbitrators. Each party shall be entitled to designate one arbitrator. The claimant shall nominate its arbitrator in its Request for Arbitration and the respondent shall nominate its arbitrator within twenty (20) days of receipt of the Request for Arbitration. The third arbitrator shall be designated in accordance with the Rules. In the event that either party fails to appoint an arbitrator, the rules in relation to appointment of arbitrators shall apply.

C.	The arbitration award shall be final and binding on the parties and shall be enforced in accordance with its terms. In the course of such arbitration, this Agreement shall be continuously performed except with respect to the part hereof which is the subject of, or which is directly and substantially affected by, the arbitration. In any such arbitration proceeding, any legal proceeding to enforce any arbitration award and any other legal action between the parties pursuant to or relating to this Agreement or the transactions contemplated hereby, both parties expressly waive the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state.

D.	Any monetary award shall be made payable in immediately available funds, in U.S. Dollars through a bank account selected by the recipient of such an award, free of any withholding tax or other deduction, with interest thereon from the date the award is granted to the date it is paid in full at the prime rate of interest as reported from time to time in the U.S. edition of the Wall Street Journal. The prevailing party to any arbitration conducted under this Agreement shall be entitled to recover from the other party, as part of the arbitral award or order, its reasonable attorneys’ fee and other costs of arbitration.

18.	Choice of Law

This Agreement shall be governed in accordance with the laws of the State of Delaware, United States of America, without regard to any provision that would result in the application of the laws of any other jurisdiction. The parties specifically disclaim the UN Convention on Contracts for the International Sale of Goods.

19.	Export

VAM shall not export, directly or indirectly, any equipment, information or technical data under this Agreement to any individual or country for which the U.S. Government at the time of export requires an export license or other governmental approval without first obtaining such license or approval. VAM shall indemnify, defend and hold LLC harmless and reimburse LLC of, from, for and against all claims, demands, damages, costs, fines, penalties, attorneys’ fees and other expenses arising from VAM’s failure to comply with this Article.

20.	Force Majeure

Neither Party shall be in default of this Agreement if its performance or obligation hereunder is delayed or becomes impractical by reason of any act of God, war, fire, accident, or any other cause beyond such Party’s control.

21.	Entire Agreement; Rights of Third Parties

This Agreement (including Exhibits A through E hereto) constitutes the entire agreement between the parties and supersedes any understandings, agreements, or representations by or between the parties, written or oral, made at any time prior to the Commencement Date, that may relate in any way to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and permitted assigns.

22.	Foreign Corrupt Practices Act

LLC and its operations are subject to the U.S. Foreign Corrupt Practices Act (“FCPA”), including the anti-bribery and corrupt payment provisions. VAM agrees to comply with the provisions of the FCPA and to take no action that might cause LLC to be in violation of FCPA. VAM agrees to furnish to LLC at any time upon request copies of all records concerning matters under FCPA and to contact LLC immediately if VAM at any time has questions regarding the requirements and restrictions imposed by FCPA relative to performance by LLC hereunder.

Iridium Satellite LLC	AirCell, Inc.
Signature:	Signature:

/s/ Drew R. Uplinger	/s/ Bill Peltola
Print Name:	Print Name:

Drew R. Uplinger	Bill Peltola
Director, VAM Programs	VP, Sales & Marketing

Exhibit A

(Value Added Manufacturer Agreement)

Iridium Communications Equipment (ICE)

Product List

The table below lists the available ICE to VAM by description, part number and pricing. This information is subject to change as specified in Article 3.B of the Agreement.

[***]

Exhibit B

(Value Added Manufacturer Agreement)

Product Certification

B.1 Certification Process. Each Product, or enhancement to a Product, must be certified by LLC prior to its commercial sale or commercial use over the Iridium Communications System as evidenced by VAM’s receipt of a Certification Letter from LLC. LLC’s issuance of a Certification Letter will be based upon the following steps: 1) testing of the Product in the intended configuration, in both laboratory and live test environments; 2) availability of product documentation; 3) training of customer support and distribution personnel; and 4) receipt of required regulatory approvals and product labeling with appropriate regulatory marks. If any of the previous activities have not been completed, LLC may, in its sole discretion, provide a list of items that VAM must remedy in order to receive a Certification Letter. Upon successful completion of the certification process described above, LLC will issue a Certification Letter and the Product may be offered commercially without further restrictions.

Following LLC’s issuance of a Certification Letter and in the event that a significant Product defect (including a significant network or system defect which can reasonably be attributed to the Product) is subsequently identified, LLC reserves the right to withdraw its Certification Letter at any time. In this event, VAM shall work to remedy the defect in a timely manner and shall cooperate with LLC to perform any recommended testing as deemed necessary by LLC for re-certification of the Product. Following the withdrawal of a Product’s Certification Letter, VAM agrees that its shall immediately withdraw the Product from commercial availability and shall not offer the Product for sale until a new Certification Letter has been issued by LLC.

B.2 Certification Testing Requirements. For the certification of each Product, the following testing requirements shall apply:

VAM shall test the Product to include both voice and data test calls and a record shall be maintained of calls made and type of call (specify type of data calls);

VAM shall connect as many different call scenarios and call types as practical with a target goal [***];

VAM shall use a SIM card and airtime supplied by LLC (if VAM already has demo SIM cards, then VAM shall supply the MSISDN of this SIM card to LLC) and LLC will track SIM card usage to maintain a record and log of all testing;

[***];

Documented test results shall include detailed information on [***];

VAM shall provide LLC with a same-day report of any potential defects or abnormal scenarios encountered during testing, including the problem, the call scenario when the problem occurred, the test configuration, and other relevant observables;

VAM shall establish and maintain a laboratory test configuration with antenna installations with a clear view of the sky [***];

VAM shall supply to LLC the Product in a commercial hardware and software configuration (as well as any necessary support applications or hardware required to test the Product) for testing in a live system environment at LLC facilities;

LLC shall make available, at LLC’s discretion, the necessary test resources and facilities for the purpose of testing the Product in the live system environment;

LLC shall provide VAM with success metrics as required to achieve the Product performance component of certification.

At the request of VAM, LLC may elect to waive one or more of the above certification testing requirements when LLC determines that the customer requirements specific to the Product have been otherwise fully satisfied.

Exhibit C

(Value Added Manufacturer Agreement)

Regular Reports

1.	[***]

2.	Confidentiality

All information provided pursuant to the Report requirements shall be subject to the Confidentiality provisions of the Agreement. In particular, information provided by VAM concerning identity of customers is proprietary to and the sole and exclusive property of VAM and acknowledged by LLC to be of substantial value. Such information shall not be used by LLC in any form or manner to compete with VAM in the provision of subscriber equipment to such customers.

3.	[***]

Exhibit D

(Value Added Manufacturer Agreement)

Customer Service and Support Program

VAM shall provide the following customer support services to LLC, LLC authorized Service Providers, and/or end users for the Product:

Customer Service and Support Requirement:	LLC	Service Providers	End Users

Customer care call in service during VAM’s normal business hours (as a minimum, 8:00 AM to 5:00 PM, Monday to Friday, VAM local time) available to respond to general inquiries, troubleshooting or equipment issues.

	X	X	X
Repair and warranty information, policies, and procedures.	X	X	X
Technical support contact information, escalation process and Service Level Agreement.	X	X	X
Customer care trouble shooting documentation.	X	X
Field service bulletins, tech notes, list of known defects/bugs (updated quarterly).	X	X
Training manuals or training material to be used by engineering, customer care, manufacturing, warranty service, sales, and field service personnel.	X	X
List of countries where type approval has been received (updated as required).	X	X
Collateral marketing materials for use during trade shows and for access from LLC’s extranet.	X	X
Trade show support, as requested.	X	X
Two (2) each units of the Product for product familiarization, including user manual, installation manual, warranty service plan, and end user troubleshooting and repair documentation.	X
Training of LLC personnel on product use and troubleshooting.	X
Training plan for Service Providers/ Dealers (certification, installation, parts obsolescence requirements and policies)	X

Exhibit E

(Value Added Manufacturer Agreement)

VAM Unique Requirements

The following modifications to the Value Added Manufacturer Agreement or its Exhibits A through D are mutually agreed upon by the Parties and will supercede and replace the terms of the Value Added Manufacturer Agreement or its Exhibits A through D where applicable.

1.	Article 3.G is revised to read as follows:

“Each Party shall acquire the written consent of the other Party prior to making any media releases, public announcements and/or public disclosures relating to this Agreement or the subject matter hereof, including, without limitation, promotional or marketing material referring to the Iridium Communications System or the Product. Notwithstanding the above, during the term of this Agreement, LLC may use and publish VAM’s name in conjunction with its announcement and/or publication of participants in the LLC VAM program. Upon the agreement of the Parties, either Party may provide collateral marketing materials to the other Party from time to time as available.”